             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

======================== Accidental Death Benefit Rider ======================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider.

Benefit--The Company will pay the accidental death benefit when the principal office receives due proof that:

- the insured's death resulted directly and solely from accidental drowning or accidental bodily injury evidenced by a visible contusion or wound on the exterior of the body or by internal injuries shown by an autopsy; and

-     the insured's death occurred within 90 days after such injury; and

-     the insured's injury and death occurred while this rider was in force.

If the accidental injury occurred while the insured was a fare paying passenger in or on a public conveyance operated by a common carrier for passenger service, the accidental death benefit will be doubled.

Unless requested otherwise, the benefit will be paid to the beneficiary entitled to the proceeds under the policy and will be paid in the same manner.

Exclusions--This rider does not cover death which results directly or indirectly from:

-     suicide or attempted suicide, while sane or insane; or

-     the commission of a felony by the insured; or

-     war, declared or undeclared, or any act of war; or

-     travel or flight in or descent from any aircraft if the insured:

    -       is a pilot, officer or member of the crew; or

    - is traveling or flying for the purpose of descent from such aircraft while in flight; or

    -       is giving or receiving any kind of training or instructions; or

    -       has duties aboard such aircraft.

-     any physical or mental infirmity, illness or disease; or

- the entry into the body by any means, whether voluntary or involuntary, of:

    -       any excitant or hallucinogen; or

    - any narcotic, hypnotic or sedative, unless use is as prescribed by a physician acting within the scope of his license; or

    -       any poison or poisonous substance; or

    - any gas or fumes, other than involuntarily in the course of employment.

Claim--Written notice of claim must be sent to the principal office within 91 days after the insured's death. Failure to furnish notice within such time will not void a claim if it is shown that notice was given as soon as was reasonably possible.

If a claim under this rider is denied, any other death benefits may be paid under the policy without prejudice to the claim for, or the defense to, the accidental death benefit.

Incontestability--Except for failure to pay the monthy mortality charge, this rider cannot be contested after it has been in force during the insured's lifetime for two years from its date of issue.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the termination or maturity of the policy while the insured is alive; or

-     the day before the policy anniversary nearest age 70; or

Form 1063-83

-     the end of the policy month following a request for termination.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show for this rider:

-     the date of issue; and

-     the accidental death benefit amount.

Charges for this rider are payable as a part of the monthly mortality charges due under this policy. The monthly mortality charge for this rider is shown on page 5 or 5.1.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


     /s/ [Illegible]                        /s/ Richard M. Reilly

         Secretary                               President


Form 1063-83

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

============================ Waiver Of Premium Rider =========================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider.

Benefit--While the insured is totally disabled, the company will add to the policy value the waiver of premium benefit. This benefit is the larger of:

-     the amount shown in the schedule of benefits and premiums; or

- the minimum monthly factor applicable to the face amount covered by this rider; or

- the monthly mortality charges applicable to the face amounts and other riders covered by this rider.

The waiver of premium benefit is subject to:

-     the company's receipt of due proof of such total disability; and

-     evidence the total disability:

    -      began while this rider was in force; and

    -      began before the policy anniversary nearest age 65; and

    -      has continued for at least 4 months; and

-     the other terms and conditions of this rider.

The benefit will begin with the policy month following the date total disability begins or the policy anniversary nearest age 5, if later. The benefit will not be provided for any period more than one year prior to the date the company receives written notice of claim. The company will credit the policy value with any benefit which applies to the time during which benefits are payable.

If the insured's total disability occurs before the policy anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the policy anniversary nearest age 60, the benefit will continue during such total disability but not beyond the policy anniversary nearest age 65 or two years, whichever is longer.

Benefits will cease on the next monthly payment date following the end of a period of total disability.

Definitions of Total Disability--Total disability means the insured is unable to engage in an occupation as a result of disease or bodily injury. "Occupation" means to attend school if the insured is not old enough to legally end his or her formal education. Otherwise "occupation" means:

- during the first 60 months of disability, the occupation of the insured when such disability began; and

- thereafter, any occupation for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

-     speech;

-     hearing in both ears; or

-     the sight of both eyes; or

-     the use of both hands; or

-     the use of both feet; or

-     the use of one hand and one foot.

Risks Not Covered--No benefit will be provided if total disability results, directly or indirectly, from:

- an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries; or

- any bodily injury occurring or disease first manifesting itself prior to the date of issue of this rider. However, no claim for total disability commencing after two years from the date of issue will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the date of issue of this rider.


Form 1074-86                          (over)

Notice and Proof of Claim--Written notice of claim must be sent to the principal office:

-     during the lifetime of the insured; and

-     while the insured is totally disabled; and

-     not later than 12 months after this rider terminates.

Proof of claim must be sent to the principal office within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished upon request by the company. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health and may include medical exams of the insured conducted by physicians chosen by the company. Such medical exam will be at the company's expense. After total disability has continued for 24 months, proof will not be required more than once a year nor after the policy anniversary nearest age 65.

Benefit Changes--The benefit may be changed on written request. Any increase is subject to:

-     evidence of insurability;

- the insured must be under age 60 and insurable according to the company's underwriting rules; and

- payment to the company of the amount needed to keep the policy in force if the surrender value is less than all charges due on the policy.

No increases when added to the existing benefit, shall exceed the following limits:

------------------------------------------

       Maximum Benefit Table
------------------------------------------

Attained               Monthly Benefit
Age                      Per $1,000
                         Face Amount
------------------------------------------

0-19                      $1.00

20-29                      1.25

30-39                      2.00

40-49                      3.00

50-54                      4.00

55 and above               5.50

------------------------------------------

The waiver of premium benefit will be reduced if it exceeds the maximum benefit after the face amount of the policy is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly payment date on or after the date all conditions are met. The changed benefit will be shown in a supplementary schedule of benefits and premiums. The charges for an increased benefit will be shown in a Supplementary Mortality Rate Table if the insured's class of risk changes.

Incontestability--Except for failure to pay the monthly charges, this rider cannot be contested after the end of the following time periods:

- the initial benefit cannot be contested after the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from the date of issue; and

- an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the termination or maturity of the policy; or

- the day before the policy anniversary nearest age 65, except as provided in the benefit provision; or

-     the end of the policy month following a request for termination.

Rider Charge--Charges for this rider are paid as a part of the monthly mortality charges due under this policy.

The monthly charge is the waiver charge shown in the Mortality Rate Table multiplied by the greater of:

- the monthly mortality charges applicable to the face amount and other riders covered by this rider; or

- one-half of the waiver of premium benefit shown in the schedule of benefits and premiums.


Form 1074-86

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider.

When an increase in face amount or an additional rider is applied for, waiver of premium coverage must also be requested. The company reserves the right to decline issuance of the waiver of premium coverage for the increased face amount or additional rider benefit.

If total disability begins during the grace period of a past due premium, such premium will be payable.

The waiver of premium benefit will not reduce any amount payable under the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the company at Dover, Delaware.


     /s/ [Illegible]                          /s/ Richard M. Reilly

          Secretary                               President

Form 1074-86

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

========================= Guaranteed Insurability Rider ======================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider.

Benefit--On each option date the owner may increase the face amount of insurance without evidence of insurability if written request is made:

-     during the lifetime of the insured;

-     while this rider and policy are in force; and

-     subject to the terms of this rider.

Option Dates--The first option date for this rider is shown in the schedule of benefits and premiums. Subsequent option dates occur on every second anniversary of the first option date until the policy anniversary nearest age 40 or until the fifth option date, whichever is later.

Exercise of Increase Option--Options may be exercised on the life of the insured not earlier than 60 days prior to, nor later than 31 days after an option date. The increased face amount will be:

-     not less than $10,000; and

- not greater than the option amount or the total option amount remaining, if less.

The mortality charges for the increased face amount will be calculated in the same manner as mortality charges for other increases in the face amount. The guaranteed mortality charges for such increases will not exceed the guaranteed mortality charges in effect on the date of issue of this rider.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

-     the effective date of the increased face amount;

-     the amount of the increase; and

-     the surrender charge.

The supplemental schedule of benefits and premiums will also show the new minimum monthly factor and the new guideline premiums applicable to the entire policy. There is no administrative charge for the exercise of this option.

If the surrender value on the date of issue of an increase is less than the mortality charges due on the policy you must pay to the Company the grace period premium.

The effective date of the increased face amount will be the monthly payment date following the date of the written request. If the insured dies after the date of the written request and before the increased face amount takes effect, the Company will refund any premium paid to exercise this option.

The time periods in the suicide and incontestable clauses for the increased face amount will be measured from the date of issue of this rider.

Waiver of Premium--If this policy contains a waiver of premium benefit rider on the increase date, the benefit may be increased without evidence of insurability. If waiver of premium benefits are being paid on the increase date, the increased benefit will become payable on the increase date.

If the waiver of premium benefit on an increase date is designated in the schedule of benefits and premiums as the mortality charges, this benefit will be increased by the mortality charges for the increased face amount.

If the waiver of premium benefit on an increase date is a dollar amount shown in the schedule of benefits and premiums, this benefit will be increased by the smaller of:

- the excess, if any, of the monthly equivalent of the periodic premium for the policy on the increase date over the waiver of premium benefit immediately prior to the increase; and


-     the amount shown in the waiver of premium benefit table.

-----------------------------------------------

Waiver of Premium Benefit Table
-----------------------------------------------

Attained                  Monthly Benefit
Ages                      Increase Per $1,000
                        Face Amount Increased:*
-----------------------------------------------

18-19                        $.50

20-29                         .63

30-39                        1.00

40-49                        1.50

50-54                        2.00

55-59                        2.75
------------------------------------------------
 * In no event may the waiver of premium benefit
   be increased to exceed the monthly equivalent
   of the periodic premium.
------------------------------------------------


Form 1066-86                          (Over)

Incontestability--Except for failure to pay the monthly mortality charge, this rider cannot be contested after it has been in force during the insured's lifetime for two years from its date of issue.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the end of the policy month following a request for termination; or

-     the last option date; or

- the date of issue of an increase which, when added to the sum of all prior increases under this rider, reduces the total option amount remaining to less than $10,000.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show for this rider:

-     the date of issue;

-     the first option date;

-     the option amount; and

-     the total option amount.

Except as otherwise provided, any additional benefits or riders will not be added or increased without the Company's prior consent.

Reinstatement of this rider will not revive any option date which occurred during the period of lapse.

Charges for this rider are payable as a part of the monthly mortality charges due under this policy. The monthly mortality charge for this rider is shown on page 5 or 5.1.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President

Form 1066-86

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

========================== Children's Insurance Rider ========================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider. "Insured child" is defined below.

================================== Benefit ===================================

Benefit--The Company will pay the children's insurance benefit upon receipt of due proof that an insured child died while this rider was in force. The amount of the children's insurance benefit is shown in the schedule of benefits and premiums. Unless requested otherwise, the beneficiary under this rider is the owner.

Insured Child Description--"Acquired" means born, legally adopted or attained the status of stepchild.

"Insured Child" means an acquired child of the insured who:

- is named in the application for this rider and on the date of the application has not reached his or her 18th birthday; or

- is acquired during the insured's lifetime after the date of the application but before such child's 18th birthday.

No child can be an insured child while under the age of 14 days. A person will cease to be an insured child on the policy anniversary nearest the earlier of the insured child's 25th birthday and or the insured's 65th birthday.

Period of Term Insurance--The term insurance on each insured child will begin on the date of issue of this rider if the child is an insured child on such date; otherwise the term insurance will begin on the date the insured child is acquired and is 14 days old. The term insurance will expire on the date the child ceases to be an insured child.

Paid-Up Term Insurance--If the insured dies while this rider is in force, the term insurance in force on each insured child will be converted to paid-up term insurance. The paid-up term insurance on each child will terminate on the date the child ceases to be an insured child. This rider may be surrendered any time while the paid-up term insurance is in force for its net reserve on the date of surrender. However, if this rider is surrendered within 30 days after a policy anniversary, the value will not be less than the net reserve on such anniversary. We will furnish a statement of the values for this rider upon request.

================================= Conversion =================================

Conversion--You may convert the insurance on the life of an insured child if such request is made:

- within 60 days before the term insurance on the life of an insured child expires;

-     during the insured child's lifetime; and

-     while the rider is in force.

You may convert to a new policy issued either by the Company or by First Allmerica Financial Life Insurance Company. Evidence of insurability will not be required.

New Policy Description--The new policy will be issued:

- on any form of life insurance other than term being issued on the date of issue of the new policy;

-     on the life of the insured child only; and

- at the insured child's age and for the premium rates in use on the date of issue of the new policy.


Form 1068-84                         (Over)

=========================== Conversion (continued) ===========================

The sum insured may not be less than the minimum issue limit of the company issuing the new policy. The sum insured may not be more than 5 times the amount of insurance under this rider on the insured child.

The new policy will not become binding unless the first premium is paid during the lifetime of the insured child and within 31 days after the expiration of the term insurance under this rider.

The date of issue of the new policy will be the day after the expiration of the term insurance under this rider.

The new policy will be subject to any assignments outstanding against this rider. Riders will be available on the new policy subject to evidence of insurability and consent of the company. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in this rider would have expired.

First Allmerica Financial Life Insurance Company agrees that, on written request and payment of the premium for the new policy, it will issue a policy of insurance in accordance with the terms and conditions of the Conversion Provision of this policy.

    Signed for the Company at Worcester, Massachusetts on the date of issue.


         /s/ Richard J. Baker                   /s/ John J. O'Brien

             Secretary                              President

=================================== General ==================================

Incontestability--Except for failure to pay the charges, this rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its date of issue. The insurance on any insured child named in the application cannot be contested after it has been in force, during the insured child's lifetime, for two years from the date of issue of this rider.

Misstatement of Age--If the age of a child has been misstated and if the child would not have been an insured child upon his or her death if the age had been correctly stated, no benefit will be payable if the child dies. Any benefit paid to the beneficiary because of the death of such child shall be repaid to the company. If the age of the insured has been misstated, the termination date of the insured child's coverage will be based upon the insured's correct age.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

- the termination or maturity of the policy except as provided in the Paid-Up Term Insurance provision; or

-     the day before the policy anniversary nearest the insured's age 65; or

-     the end of the policy month following a request for termination.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider.

Charges for this rider are payable as a part of the monthly mortality charges due under this policy. The monthly charge is shown on page 5 or 5.1.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                    Signed for the Company at Dover, Delaware


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


Form 1068-84

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

============================== Other Insured Rider ===========================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider. "Other insured" is each person other than the insured who is insured under this rider.

================================== Benefit ===================================

Benefit--The company will pay the term insurance benefit upon receipt of due proof that an "other insured" died prior to his or her term expiry date while this rider is in force. Unless otherwise requested, the term insurance benefit will be paid to the owner.

An Other Insured Schedule Page shows for each "other insured":

-     the name and age;

-     the adminstrative charge, if any;

-     the term insurance benefit;

-     the effective date of the term insurance; and

-     the term expiry date.

========================= Benefit Change Provisions ==========================

Change Provisions--The owner may change the amount of term insurance with respect to each "other insured" if such request is made:

-     during the lifetime of the "other insured"; and

-     on written request while this policy is in force.

Increase--Any increase in the amount of term insurance is subject to:

-     evidence of insurability;

- the "other insured" must be under age 81 and insurable according to the Company's underwriting rules;

-     payment of an administrative charge not greater than $50; and

- payment to the Company of the amount needed to keep the policy in force if the surrender value of the policy is less than all charges due on the policy.

The effective date of the increased amount of term insurance will be the first monthly payment date on or following the date all the conditions are met. A supplemental Other Insured Schedule will be issued. This schedule will include the following information for the additional amount of term insurance:

-     the name of the "other insured";

-     the effective date of the increased term insurance;

-     the amount of the increase in the term insurance; and

-     minimum monthly factor, guideline premiums and charges.

No increase may be less than the Company's minimum limit in effect on the date of the request.

Decrease--A request to decrease the amount of term insurance on an "other insured" will be effective on the monthly payment date following the date of the written request. Such term insurance will be decreased or eliminated in the following order:

-     first, the most recent increase;


Form 1067-86                          (Over)

-     second, the next most recent increase successively; and

-     finally, the original amount of term insurance.

A supplemental Other Insured Schedule will be issued. This schedule will include the following information:

-     the name of the "other insured";

-     the effective date of the decrease in the amount of term insurance; and

- the amount of the decrease in the term insurance and the benefit remaining in force.

Term insurance on an "other insured" may not be reduced to less than the Company's minimum issue limit.

The Company reserves the right to establish a minimum limit for the amount of any decrease.

================================ Conversion ==================================

Conversion--You may convert the insurance on the life of an "other insured" if such request is made:

-     prior to the "other insured's" age 71;

-     during the "other insured's" lifetime; and

-     while this rider is in force.

Evidence of insurability will not be required.

New Policy Description--The new policy will be a flexible premium adjustable life insurance policy. The new policy will be issued:

-     on the life of the "other insured" only;

- for the same risk class which applies to the "other insured" under this rider; and

- at the "other insured's" age and for the rates in use on the date of issue of the new policy.

The date of issue of the new policy will be the monthly payment date following the date conversion is requested and the first premium is paid. Term insurance for the "other insured" ends when coverage under the new policy begins.

The sum insured may not be less than the minimum issue limit of the Company. The sum insured may not exceed the sum insured in effect on the date conversion is requested.

The owner will pay an amount equal to the premium on the new policy. Riders will be available on the new policy subject to evidence of insurability and consent of the Company. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in this rider would have expired. The new policy will be subject to any assignments outstanding against this rider.

================================== General ===================================

Owner--The owner of the policy is the owner of this rider. However, if the insured is the owner of the policy and at the time of the insured's death there is no contingent owner named, each "other insured" will become the owner of the term insurance on his or her life.

Conversion Following Insured's Death--If the insured dies while the policy and rider are in force, the owner may convert any "other insured" insurance within 90 days after the insured's death.

Conversion is subject to the conversion provisions. Term insurance will continue on the life of each covered "other insured" during the conversion period. This term insurance will begin on the date of the insured's death and will end on the first to occur of:

-     the expiration of the conversion period; or

-     the date of issue of the conversion policy.

Form 1067-86

Incontestability--Except for failure to pay premiums, term insurance with respect to each "other insured" cannot be contested after the expiration of the following time periods:

- the initial term insurance benefit cannot be contested after the term insurance has been in force during the "other insured's" lifetime for two years from the effective date; and

- an increase in the term insurance as a result of a request by the owner which includes evidence of insurability cannot be contested after the increased amount has been in force during the "other insured's" lifetime for two years from its effective date.

Suicide Exclusion--The risk of suicide of an "other insured", while sane or insane, within two years of the effective date of the initial term insurance is not assumed. The beneficiary will receive the sum of the mortality charges paid.

The risk of suicide of an "other insured", while sane or insane, within two years of the effective date of any increase in the term insurance amount as a result of a request by the owner which includes evidence of insurability is also not assumed to the extent of such increase. The beneficiary will receive the mortality charges paid for such increase.

Misstatement of Age--If the age of an "other insured" has been misstated, the amount payable under this rider will be such as the charges paid on the last monthly payment date would have purchased at the "other insured's" correct age.

Charges--Charges for this rider are payable as a part of the monthly mortality charges due under this policy.

The maximum charges for each year for each "other insured" are shown in the Other Insured Schedule or Schedules. There may be no more than five "other insureds" under this rider.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the termination or maturity of the policy; or

-     the monthly payment date following a request for termination.

Term insurance will terminate with respect to an "other insured" on such "other insured's" term expiry date.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                    Signed for the Company at Dover, Delaware


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


Form 1067-86

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
                 OPTION TO ACCELERATE DEATH BENEFITS ENDORSEMENT

This endorsement is a part of the policy to which it is attached. The insured under this endorsement is the insured under the policy. This endorsement does not apply to any benefits provided by rider.

Benefit--While this endorsement is in force, the owner may elect to receive a portion of the death proceeds, called the "living benefit," prior to the insured's death under either the terminal illness option or the nursing home option, subject to the definitions, conditions and limitations in this endorsement.

Definitions--"Option amount" means that portion of the sum insured which the owner elects to apply under this option. The option amount must be at least $25,000 and may not exceed the lesser of:

-     one-half of the sum insured on the date the option is elected; or

- the amount that would reduce the face amount to the Company's minimum issue limit for this policy; or

-     $250,000.

"Option percentage" is the option amount divided by the sum insured.

"Living benefit" is the option amount which has been reduced for interest and other factors. It is equal to the lump sum benefit under this endorsement, and is the amount used to determine the monthly benefit. The living benefit will not be less than the surrender value of the policy multiplied by the option percentage. The following factors will be used to calculate the living benefit:

-     age;

-     sex, unless the policy is issued on a unisex basis;

-     life expectancy;

-     policy value;

-     debt;

- rate of interest currently being credited to the policy value including those values which are subject to debt;

-     face amount;

-     death benefit option;

-     current insurance charges;

-     administrative charges; and

-     an expense charge of $150.

An amount equal to the debt multiplied by the option percentage will be deducted from the living benefit. The remaining debt will continue in force.

The assumptions used by the Company to calculate the living benefit may change from time to time. The factors used to compute the living benefit will be set and changed only prospectively; that is, based on changes in future expectations. The Company will not change these factors to recoup any prior losses or distribute past gains under the endorsement.

"Eligible nursing home" means an institution or special nursing unit of a hospital which meets at least one of the following requirements:

1. it is Medicare - approved as a provider of skilled nursing care services; or

2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

3.    it meets all the requirements listed below:

    - it is licensed as a nursing home by the state in which it is located;

- its main function is to provide skilled, intermediate or custodial nursing care;

- it is engaged in providing continuous room and board accommodations to 3 or more persons;

- it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

-     it maintains a daily medical record of each patient; and

-     it maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not eligible nursing homes.

"Proof of claim satisfactory to the Company" shall include:

- a request signed by the insured to disclose all facts concerning the insured's health;


END 239-91                             1

- records of the attending physician, including a prognosis of the insured; and

- if requested by the Company, and at its expense, a medical examination of the insured, conducted by a physician of the Company's choice.

Conditions--Upon written request you may elect to receive payment under one of the accelerated death benefit options subject to the following conditions:

-     the policy is in force;

- a written consent has been given by any collateral assignee, irrevocable beneficiary and the insured if other than the owner; and

-     the insured qualifies for the option you elect.

Terminal Illness Option--If you provide proof of claim satisfactory to the Company that the insured's life expectancy is 12 months or less, you may elect to receive equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, the Company will pay the beneficiary in one sum the present value of the remaining payments due under this endorsement calculated at the interest rate used by the Company to determine those payments.

If you do not wish to receive monthly payments, you may elect to receive an amount equal to the living benefit in a lump sum.

Nursing Home Option--If (1) the insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months; and (2) you provide proof of claim satisfactory to the Company that the insured is expected to remain in the nursing home until death, you may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of living benefit, each payment will be at least the minimum amount shown in that table. The table assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, the Company will pay the beneficiary in one sum the present value of the remaining payments due under this endorsement calculated at the interest rate used by the Company to determine those payments.

You may elect a longer payment period than that shown in the table. If you do, monthly payments will be reduced so that the present value of the monthly payments for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least 5%.

                        MINIMUM MONTHLY
PAYMENT                   PAYMENT FOR
PERIOD                     EACH $1,000
IN YEARS                OF LIVING BENEFIT

1                           $85.21
2                           $43.64
3                           $29.80
4                           $22.89
5                           $18.74
6                           $15.99
7                           $14.02
8                           $12.56
9                           $11.42
10                          $10.51
11                           $9.77
12                           $9.16
13                           $8.64
14                           $8.20
15                           $7.82
16                           $7.49
17                           $7.20
18                           $6.94
19                           $6.71
20                           $6.51
21                           $6.33
22                           $6.17
23                           $6.02
24                           $5.88
25                           $5.76
26                           $5.65
27                           $5.54
28                           $5.45
29                           $5.36
30                           $5.28


The Company reserves the right to set a maximum monthly benefit, which will not be less than $5,000.

If you do not wish to receive monthly payments, you may elect to receive a single sum equal to the living benefit.

END 239-91                             2                   (Continued on page 3)

Effect on Policy--The sum insured of the policy will be decreased by the option amount. Such decrease will be effective on the monthly payment date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

-   first, the most recent increase;

-   second, the next most recent increases successively; and

-   last, the initial face amount.

A surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be:

- the surrender charge applicable to any increased face amount which is eliminated in the order set forth above; plus

- a pro rata share of the surrender charge applicable to a partial reduction in an increase or in the original face amount.

New specification pages will be issued. These pages will include the following information:

-     the effective date of the decrease;

-     the amount of the decrease and the benefit remaining in force;

-     the revised surrender charge;

-     the revised minimum monthly factor, if any; and

-     the new guideline premiums.

The policy value will be reduced in the same proportion as the reduction in the sum insured. Riders will continue in force.

If the policy definition of "sum insured" provides that the sum insured may equal "$25,000 plus the cash value," this portion of the definition hereby is amended to read:

  "$25,000 times the option percentage plus the cash value."

First to Die Policy--The following provisions apply if this endorsement is attached to a First to Die Flexible Premium Adjustable Life Insurance Policy:
The "insured" shall mean the first insured to qualify for benefits under this endorsement. No additional living benefits will be provided if other insureds qualify prior to the death of the first insured to die. If the first to die under the policy is not the insured under this endorsement, the death proceeds as adjusted by this endorsement will be paid to the beneficiary of the policy, and payment of the living benefit will continue as provided in this endorsement.

Exclusion--No benefit will be paid under this endorsement if a claim results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination--This endorsement will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the termination or maturity of the policy while the insured is alive; or

-     at any time on your written request.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this endorsement.

The living benefit will be made available to you on a voluntary basis only.
Accordingly:

(a) If you are required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

(b) If you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to this endorsement.

Signed for the Company by its President and Secretary at Worcester, Massachusetts.


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


END 239-91                                   3

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                         GUARANTEED DEATH BENEFIT RIDER

This rider is a part of the policy to which it is attached if it is listed in the specifications page. The rider is issued is consideration of the payment of the premium. The amount of the premium for this rider is shown in the specifications page.

While this rider is in effect, the policy will not lapse if the following tests are met:

1. Within 48 months following the date of issue of the policy and the date of issue of any increase in the face amount, the sum of the premiums paid less any debt, partial withdrawals and withdrawal charges must be greater than the minimum monthly factor (if any) multiplied by the number of months which have elapsed since the date; and

2. On each policy anniversary, (a) must exceed (b) where, since the date this policy was issued:

      (a) is the sum of your premiums less any partial withdrawals, partial withdrawal charges and debt which is classified as a preferred loan; and

      (b) is the sum of the minimum guaranteed death benefit premiums. The minimum guaranteed death benefit premium amount is shown on the specifications page or on a new specifications page in the event of a policy change. The minimum guaranteed death benefit premium will be prorated in any year in which there is a policy change.

If the policy value is less than the surrender charge on a monthly payment date, the monthly deduction will be made from the policy value. If the policy value is less than the monthly deduction, the entire policy value will be applied to the monthly deduction.

If this rider is in effect on the final premium payment date, a death benefit will be provided while this rider remains in force. The death benefit will be the face amount as of the final premium payment date or the policy value as of the date due proof of death is received by the Company, whichever is greater. Monthly insurance charges will not be deducted after the final premium payment date if the policy qualifies for the Guaranteed Death Benefit.

The Guaranteed Death Benefit will end and may not be reinstated on the first to occur of the following:

      1.    Foreclosure of a policy loan; or

      2. The date on which the sum of your payments does not meet or exceed the applicable Guaranteed Death Benefit test; or

      3. Any policy change that results in a negative guideline level premium; or

      4. The effective date of a change from Sum Insured Option 2 to Sum Insured Option 1 if such change occurs within 5 policy years of the final premium payment date; or

      5. A request for a partial withdrawal or preferred loan is made after the final premium payment date.


Form 1091-97

It is possible that the policy value will not be sufficient to keep the policy in force on the first monthly payment date following the date this rider terminates. The net amount payble to keep the policy in force will never exceed the surrender charge plus three monthly deductions.

IN WITNESS WHEREOF, the Company has, by its President and Secretary, execeuted this rider at Worcester, Massachusetts on the date of issue of this rider.

    /s/ Richard M. Reilly                      /s/ [Illegible]

        President                                   Secretary

Form 1091-97

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

=================== Life Insurance Exchange Option Rider =====================

This rider is a part of the policy to which it is attached if it is listed in the schedule of benefits and premiums. The rider is issued in consideration of the payment of the premium. The amount of the premium for this rider is shown in the schedule. The insured under this policy is the insured under this agreement. The successor insured will be the person named in the application when the exchange option is exercised.

Exchange Option Benefit--While this rider is in force, the owner may exchange the existing policy for a new policy of life insurance on the life of the successor insured subject to the provisions and conditions of this rider.

Definitions--"Existing policy" means the policy to which this rider is attached insuring the life of the insured.

"New policy" means the policy insuring the life of the successor insured.

Exercise of the Option--The owner must provide the following to the Company while the rider is in force:

-     a written application for an eligible policy of life insurance,

- evidence of insurability showing the successor insured is under age 76 and insurable,

-     proof the owner has an insurable interest in the successor insured,

- written consent to the exchange by all assignees and irrevocable beneficiaries, if any, of this policy,

-     payment of any amounts required by this rider, and

-     surrender of the existing policy.

If the successor insured is not insurable, the Company will return to the owner any amounts paid. In such event the existing policy and this rider will remain in force.

Exchange Date--The exchange date will be the monthly payment date next following the later of:

(a) the date the Company receives payment of any amount due for the exchange; and

(b)   the date the Company approves the issuance of the new policy.

Insurance provided by the existing policy shall terminate at the end of the day preceding the exchange date. Insurance on the life of the successor insured will begin on the exchange date. No death benefit will be paid if the successor insured dies on or after the date of the application for the new policy and before the exchange date. Instead, the Company will refund the amount paid on the new policy, if any.

Required Payment or Adjustment--If the exchange date is within one year of the date of issue of the existing policy or any increase in the face amount, a premium adjustment may be made. If the minimum monthly factor for the new policy exceeds such factor for the existing policy, there will be paid to the Company an amount equal to the excess.

A premium equal to two month's charges will be due if the surrender value is not large enough to pay such charges on the exchange date for the successor insured.

After the first anniversary the surrender value of the new policy may not exceed the surrender value of this policy on the date of exchange.

Any debt under the existing policy will be transferred to the new policy; however, if the debt is greater than the loan value of the new policy, the excess must be repaid to the Company before the exchange date.

New Policy Description--The date of issue of the new policy will be the later of the date of issue of the existing policy and the policy anniversary following the successor insured's date of birth. The time periods in the suicide and incontestability provisions will be measured from the exchange date.

Form 1069-87                          (Over)

The new policy will be a flexible premium adjustable life insurance policy. The mortality charges will be based on the rates in use on the date of issue of the new policy for the successor insured's class of risk on the exchange date.

The face amount of the new policy may not be less than the Company's published minimum issue limits nor greater than the face amount of the existing policy.

The Company, at its discretion, may decline to include in the new policy any riders. Charges for riders included in the new policy will be at the rates in use on the exchange date for the successor insured's class of risk.

Termination--This rider will terminate on the first to occur of:

- the expiration of the grace period of any premium in default under the existing policy, or termination or maturity of this policy during the lifetime of the insured, or

-     upon written request by the owner, or

     the date preceding the policy anniversary nearest the insured's 70th birthday, or

-     exercise of this exchange option.

General--Except as otherwise provided herein, all of the provisions and conditions of the existing policy apply to this rider.

IN WITNESS WHEREOF, the Company has, by its President and Secretary, executed this rider at Worcester, Massachusetts on the date of issue of this rider.

     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


Form 1069-87